Exhibit 99.1

Millennium Sustainable Ventures Corp., Formerly Millennium Investment & Acquisition Co. Inc., Announces Name Change and other Corporate Updates

Old Bethpage, New York, February 16, 2022 (GLOBE NEWSWIRE) Millennium Investment & Acquisition Co. Inc. (Ticker: MILC) (“MILC” or the “Company”) today announced that it has changed its name to “Millennium Sustainable Ventures Corp.” As announced earlier this year MILC, is seeking deregistration as a 1940 Act Company and pivoting to operating businesses rather than investing in securities. MILC currently has two lines of business: sustainable cultivation of Cannabis in greenhouses through Millennium Cannabis and sustainable production of Activated Carbon through Millennium Carbon. The name change is appropriate as we work to complete the deregistration process.

David Lesser, Chairman and CEO commented, “Millennium Sustainable Ventures is excited to announce its new name which more reflects the environmentally-friendly business focus it now has for its areas of focus: Sustainable Cannabis Cultivation in greenhouses and Sustainable production of Activated Carbon. Our name change is reflective of our business’s core mission, driving shareholder value through environmentally conscious practices. Simply put, if it is not economically viable, it is not sustainable. We are focused on the “triple bottom line” - profits, planet and people.”

Millennium Cannabis

Millennium Cannabis is taking a sustainable approach to cannabis cultivation through Controlled Environmental Agriculture (CEA) in the form of greenhouses. Greenhouses significantly reduce carbon footprint by lowering the energy cost of cultivation by growing under natural sunlight compared to indoor cultivation which requires a higher level of supplemental lighting. Lower construction cost and HVAC demand of greenhouses also significantly reduce resource use and energy demands.

Millennium Cannabis currently has three greenhouse cultivation locations:

Colorado

Millennium Cannabis currently operates a 22.2-acre property in Walsenburg, CO. Upon completion of improvements, the site will have approximately 102,000 square feet of greenhouse and related space. The Walsenburg facility was a distressed acquisition that had ceased operations. We commenced the rehabilitation of the property in May, 2021, and are now operational. During 2021, we harvested and processed our first crops and sales are underway.

Colorado is a relatively mature market. After a very frothy year in 2020 for cannabis, cultivation increased dramatically in 2021. Given the reduction in tourism to Colorado, demand growth has slowed. Accordingly, wholesale cannabis prices hit all-time lows starting in late 2021. The current low prices are likely below the production costs for indoor cultivation facilities. Since Millennium Cannabis is focused on greenhouse cultivation, we believe we have a sustainable approach based on our lower cultivation costs. This should position us well when prices recover but the climate for sales of our inventory remains challenging.

Millennium Cannabis is currently building a Marijuana Infused Products (“MIP”) manufacturing facility. This project will allow us to create THC extracts from the plants we grow as well as process plant material from third-party cultivation facilities. THC extracts are used to produce a variety of consumption form factors which continue to increase in market share relative to smokable flower. The price for THC extract has not compressed as significantly and we believe the MIP can be part of a strategic solution for Millennium Cannabis in Colorado in the near term.

Oklahoma

Millennium Cannabis currently operates a 9.35-acre property in Vinita, OK. The site features 40,000 square feet of greenhouse and related space and approximately 100,000 square foot outdoor growing area. The Vinita facility was a distressed property operated by an undercapitalized operator. We commenced the rehabilitation of the property in June, 2021, and are now fully operational. During 2021, we harvested and processed our first crops and sales are underway.

In Oklahoma, there was significant large-scale outdoor cultivation that came online in the summer of 2021 which has caused significant wholesale price compression. Since Millennium Cannabis is focused on greenhouse cultivation, we believe we have a sustainable approach based on our lower cultivation costs relative to indoor cultivation, however, greenhouse cultivation certainly can have a somewhat higher cost than outdoor cultivation. The quality of greenhouse cultivation should be favorable relative to outdoor cultivation. Millennium Cannabis is currently evaluating strategic options to adapt to the current environment in Oklahoma.

Michigan

In September 2021, Millennium Cannabis entered into a lease to operate what will be Michigan’s largest cannabis cultivation facility and one of the largest in the United States. The state-of-the-art, 566,146 square-foot greenhouse facility features advanced cultivation controls and a best-in-class irrigation/fertigation system. We are currently pursuing final local and state approvals and licenses required to commence operations. We are actively working on a variety of improvements to the facility for efficient cannabis cultivation and believe we will be in a position to start growing plants immediately upon obtaining all of the required approvals.

Jared Schrader, President of Millennium Cannabis added, “We have built a strong team and commenced cultivation including developing operating procedures and successfully created inventory to sell during 2021. Unfortunately, the wholesale market has not cooperated in Colorado and Oklahoma, and we continue to evaluate all strategies given the current environment. In Colorado we are adding a MIP which should help drive sales and income going forward. The current environment challenges may also present opportunistic transactions that we are exploring. We are excited to commence cultivation in Michigan where we are seeking to become the largest producer of cannabis at a cost competitive price by growing at a large scale in a greenhouse. Once our Michigan greenhouse comes online, MILC will have one of the largest multi-state cannabis cultivation footprints in the United States. We remain steadfast in our commitment to greenhouse cultivation as a sustainable approach relative to indoor cultivation which is the predominant approach in the cannabis industry.”

Millennium Carbon

Millennium Carbon, LLC (“MillCarbon”) is a wholly owned subsidiary that is currently developing a novel technology for the sustainable production of Activated Carbon. The primary feedstock for the production of Activated Carbon is coal and the overall process has a very high carbon footprint. Our proprietary technology will use carbon dense waste streams that often represent disposal problems as its feedstock. In doing so, MillCarbon not only solves a waste disposal problem but also generates Activated Carbon that can be used in industry for purification and filtration. MillCarbon’s sustainable Activated Carbon production has the potential off-set more carbon than is released in the process.

MillCarbon has constructed a proof-of-concept pilot-scale plant in Kentucky, using novel technology to produce Activated Carbon from a waste stream (“Stillage”) that is available in large quantities from Bourbon distilleries which is a large industry in Kentucky and which represents a significant waste problem that is impacting the industry. MillCarbon believes that the bourbon industry in Kentucky generates in excess of 1 billion gallons per year of Stillage and this represents a significant environmental disposal problem. Initial results from the operation of the pilot-scale plant are encouraging. To build the pilot plant, MILC, through its wholly owned subsidiary, MillCarbon purchased several used pieces of equipment at a fraction of the cost of new equipment in order to construct a plant capable of establishing the viability of the process beyond a “lab-scale” demonstration. To date, MillCarbon has operated this pilot plant and believes that the concept is valid and can be scaled to a commercial operation. MillCarbon is currently formulating a plan for a commercial scale Activated Carbon plant based on the experience with the pilot plant.

Millennium HI Carbon, LLC (“MHC”) is a wholly owned subsidiary that acquired an Activated Carbon plant in Hawaii (the “Hawaii Plant”) that was intended to produce a very high-grade form of Activated Carbon for the production of ultracapacitors which are an advanced electrical storage device. During the first half of 2019, MHC concluded that the Hawaii Plant was not capable of producing consistent results and has made efforts to minimize overhead and cash drain while it seeks a strategic alternative for the Hawaii Plant.

Updated Website and Investor Deck

Millennium Sustainable Holdings has established a new website and posted an updated investor deck which is available on our website: http://www.millsustain.com/

Deregistration as a 1940 Act Company

During 2020, MILC announced that it was seeking to de-register as an Investment Company that is regulated under Investment Company Act of 1940. MILC is currently seeking an Order from the SEC declaring that it has ceased to be an Investment Company as it no longer meets the definition of holding itself out as investing in securities but rather has pivoted to focus on direct investments in operating businesses.

On October 14, 2020, shareholders approved a proposal to change the nature of the Company’s business from a registered investment company under the Investment Company Act of 1940 (the “1940 Act”) and to a holding company that focuses primarily on owning and operating businesses (collectively, the “Deregistration Proposal”). The Company is in the process of implementing the Deregistration Proposal so that it is no longer an “investment company” under the 1940 Act and has applied to the Securities and Exchange Commission (the “SEC”) for an order under the 1940 Act declaring that the Company has ceased to be an investment company (the “Deregistration Order”).

On January 21, 2022, MILC filed its third amendment to its application for deregistration. On February 2, 2022, the SEC issued a notice that it was commencing the 25-day public review period in response to MILC’s application. The SEC notice is available using the following link:

https://www.sec.gov/rules/icdereg/2022/ic-34495.pdf

If there are no objections, it is anticipated that MILC will receive the Deregistration Order shortly after the 25-day notice period expires. There can be no assurance as to when or if the Deregistration Order will be finalized.

ABOUT MILLENNIUM SUSTAINABLE VENTURES CORP.

Millennium Sustainable Ventures Corp. (ticker: MILC), with a focus on the “Triple Bottom Line” and a commitment to Profit, Planet and People currently has two areas of focus:

●	sustainable cultivation in greenhouses
●	sustainable production of Activated Carbon.

Additional information about MILC can be found on its website: www.millsustain.com

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This document includes forward-looking statements within the meaning of the U.S. securities laws. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume”, “seek” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained in this document regarding our future strategy, future operations, future prospects, the future of our industries and results that might be obtained by pursuing management’s current or future plans and objectives are forward-looking statements. You should not place undue reliance on any forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date of the filing of this document. Over time, our actual results, performance, financial condition or achievements may differ from the anticipated results, performance, financial condition or achievements that are expressed or implied by our forward-looking statements, and such differences may be significant and materially adverse to our security holders.

CONTACT:

David H. Lesser, Chairman & CEO
ir@millsustain.com
212-750-0371

301 Winding Road Old Bethpage, NY 11804
www.millsustain.com